POWER OF ATTORNEY

The undersigned hereby authorizes and designates each of Suzanne R. Folsom, Arden T. Phillips, Joseph A. Napoli and Anthony T. Cicchino (the "Attorneys") as his or her fully authorized attorney for the purpose of signing and filing on behalf of the undersigned all forms which are permitted or required to be filed pursuant to Section 16 of the Securities Exchange Act of 1934 and the rules promulgated thereunder (the "Forms") concerning the undersigned's interest in securities of United States Steel Corporation ("USS") and/or the undersigned's status with respect to USS. This Power of Attorney authorizes each of the Attorneys to sign and file the forms on behalf of the undersigned from the date hereof until the undersigned ceases to be subject to Section 16 of the Securities Exchange Act of 1934 by virtue of having been a director or officer of USS.



                             /s/ Robert J. Stevens
                                ___________________

Date:  12/10/2014